Exhibit 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-80577, No. 333-00514, No. 333-46473, No. 333-80087, No. 333-80089, No. 333-85093, No. 333-38966, No. 333-38988, No. 333-50582, No. 333-50584 and No. 333-68362) and the Registration Statement on Form S-3 (No. 333-49092) of RadiSys Corporation and subsidiaries of our report dated March 7, 2003, except for Note 22, as to which the date is March 24, 2003, relating to the consolidated financial statements, which appears in this Form 10-K. We also consent to the incorporation by reference of our report dated March 7, 2003 relating to the financial statement schedule, which appears in this Form 10-K.

/S/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

Portland, Oregon
March 27, 2003